Exhibit 99.1

GILLA LAUNCHES CANNABIS BRAND; SPECTRUM CONCENTRATES

Toronto, Canada – (October 25, 2017) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA), the fast-growing designer, marketer and manufacturer of E-liquid for vaporizers and developer of cannabis concentrate products, today announced that the Company’s Toronto-based subsidiary, Gilla Enterprises Inc., has launched its first cannabis concentrates brand in the United States under the name Spectrum Concentrates. The brand is now available in Nevada through the Company’s licensee partner Alternative Medicine Association, LC (“AMA”), a Nevada-licensed medical marijuana establishment which was recently acquired by Friday Night Inc. (CSE: TGIF).

The Spectrum Concentrates brand has been meticulously developed utilizing Gilla’s proprietary extraction process to deliver maximum purity and an authentic natural terpene flavor. The brand’s concentrate products include a high-potency crystalline, a high-terpene vape oil and a hybrid combination of high-potency crystalline and terpene vape oil.

[Gilla’s new brand of cannabis concentrates products, Spectrum Concentrates.]

AMBROSIA High-potency crystalline	NECTAR High-terpene vape oil	PHOENIX High-potency crystalline & high-terpene vape oil
● Pure THCa and terpenes ● Terpenes present for maximum flavor ● 98% THCa by weight	● Authentic terpene flavor ● No added or altered terpenes ● 40-60% THCa by weight	● Consists of a crystalline THCa and liquid high-terpene layer ● Potency of Ambrosia with flavor of Nectar

“After many months of development and working closely with our Nevada licensee, AMA, I am pleased to announce the launch of our Spectrum Concentrates brand,” stated Mr. Graham Simmonds, Chair and CEO of Gilla. He added, “This brand combines the unique extraction and production IP, developed by Gilla’s own Ryan Bennett, with the packaging design and branding capabilities of Gilla’s core team in Toronto, Canada. The brand targets the sophisticated cannabis user and is considered to be a high-end product in the market. We continue to make progress on additional licensing opportunities in other jurisdictions to broaden our reach and increase our licensing revenues.”

For more information on Spectrum Concentrates, please visit spectrumconcentrates.com. For wholesale inquires within the State of Nevada, please contact Brett Nelson, Sales & Marketing Manager, at brett@amanev.com.

About Gilla Inc.

Gilla Inc. manufactures, markets and distributes E-liquid for use in vaporizers and develops turn-key vapor and cannabis concentrate solutions for high-terpene vape oils, pure crystalline, high-performance vape pens and other targeted products. Gilla aims to be a global leader in delivering the most efficient and effective vaping solutions for nicotine and cannabis related products. The Company’s multi-jurisdictional, broad portfolio approach services both the nicotine and cannabis markets with high-quality products that deliver a consistent and reliable user experience. Gilla’s proprietary product portfolio includes: Coil Glaze™, Craft Vapes™, Siren, The Drip Factory, Shake It, Surf Sauce, Ohana, Moshi, Crisp, Just Fruit, Vinto Vape, Vapor’s Dozen, Enriched Vapor and Crown E-liquid™.

Forward-looking Statements

Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gilla.com, or contact:

Mr. Graham Simmonds
Chair and CEO
T: 1 (416) 843-2881
E: graham.simmonds@gilla.com

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